+--------+                                          +--------------------------+
| FORM 3 |                                          |       OMB APPROVAL       |
+--------+                                          +--------------------------+
                                                    |OMB Number:  3235-0104    |
                                                    |Expires:  February 1, 1994|
                                                    |Estimated average burden  |
                                                    |hours per response....0.5 |
                                                    +--------------------------+


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                     the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

    Long                         Terry             J.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    6024 Shelter Bay Avenue
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                                   (Street)

    Mill Valley, CA  94941
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        (City)                      (State)                           (Zip)



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2. Date of Event Re-             4.   Issuer Name and Ticker or Trading Symbol
   quiring Statement
   (Month/Day/Year)                   La-Man Corporation (LAMN)
    02/18/98                   -------------------------------------------------
------------------------------   5.   Relationship of Reporting Person to Issuer
3. IRS or Social Se-                     (Check all applicable)
   curity Number of                   x   Director                     10% Owner
   Reporting Person                ------                        ------
   (Voluntary)                            Officer (give                 Other
                                   ------  title below)          ------ (specify
  ###-##-####                                                             below)
                     -----------------------------------------------
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6.  If Amendment, Date of Original

    (Month/Day/Year)
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            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------
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1. Title                                         2. Amount of Securities           3. Ownership        4. Nature of Indirect
   of                                               Beneficially Owned                Form: Direct        Beneficial Ownership
   Security                                         (Instr. 4)                        (D) or Indirect     (Instr. 5)
   (Instr. 4)                                                                         (I) (Instr. 5)
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
Common Stock, par value $.001 per share                  162,000                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)

  TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative            2. Date Exer-       3. Title and Amount          4. Conver-    5. Owner-    6. Nature of
    Security (Instr. 4)               cisable and         of Securities Underlying     sion or       ship         Indirect
                                      Expiration          Derivative Security          Exercise      Form of      Beneficial
                                      Date                (Instr. 4)                   Price of      Deriv-       Ownership
                                      (Month/Day/                                      Derivative    ative        (Instr. 5)
                                      Year)                                            Security      Security:
                                                                                                     Direct
                                                                                                     (D) or
                                                                                                     Indirect
                                                                                                     (I)
                                                                                                    (Instr. 5)
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                                   Date     Expira-                           Amount or
                                   Exer-    tion               Title          Number of
                                   cisable  Date                              Shares
-----------------------------------------------------------------------------------------------------------------------------
                                   02/18/   02/18
Common Stock Options/1/            1998     2003        Common Stock          100,000    $4.03        D
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
Explanation of Responses:

  /1/REPRESENTS OPTIONS GRANTED UNDER THE LA-MAN CORPORATION 1994 AMENDED AND
     RESTATED EMPLOYEE AND CONSULTANT STOCK COMPENSATION PLAN, AS AMENDED.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



                               /s/ Terry J. Long               February 27, 1998
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

                                                                          Page 2
                                                                 SEC 1474 (7-96)